Exhibit 10.21

Confidential Treatment Requested.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

MEMBER
ETHANOL FUEL MARKETING AGREEMENT

THIS AGREEMENT, entered into as of this 22nd day of April, 2010, (“Effective Date”) by and between RPMG, Inc., a Minnesota corporation, hereinafter referred to as “RPMG”); and Golden Grain Energy, a LLC, hereinafter referred to as (“Member”).

WITNESSETH:

WHEREAS, RPMG is a Minnesota corporation engaged in the business of marketing fuel grade ethanol for the members of Renewable Products Marketing Group, LLC (“LLC”) and others, and

WHEREAS, Member is the operator of a plant in Mason City, IA for the production of ethanol (the “Facility”) and is a member of LLC, and

WHEREAS, as a condition to its membership in LLC, Member has agreed to market all of the fuel grade ethanol produced by Member at the Facility through RPMG and RPMG has agreed to market such ethanol production; and

WHEREAS, the parties desire to enter into this Agreement, for purposes of setting out the terms and conditions of the marketing arrangement;

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.         Exclusive Marketing Representative.  RPMG shall, subject to the terms and conditions of this Agreement, be the sole marketing representative for the entire fuel grade ethanol production of Member at the Facility during the term of this Agreement.*

2.         Ethanol Specifications.  All of the ethanol produced by Member at the Facility for marketing by RPMG will, when delivered to a common carrier by Member, be fuel grade ethanol at least 200 proof (denatured), and conform to the specifications described in A.S.T.M. 4806 and such other specifications that may be, from time to time, promulgated by the industry for E-Grade denatured fuel ethanol (herein referred to as “fuel grade ethanol” or “ethanol”).

3.         Purchaser/Seller.  Member shall sell to RPMG and RPMG shall purchase all fuel grade ethanol produced by Member at the Facility during the term of this Agreement. Delivery by Member to RPMG of all such ethanol shall be made at the time the product crosses the loading flange, provided that delivery by Member to RPMG for ethanol shipped by unit train shall be made when RPMG receives the shipping documentation for the unit train and the unit train is completed and ready to be released to the railroad. The ethanol will be marketed by RPMG on a collective basis with other producers under contract with RPMG.

* insert any exceptions i.e. alcohol sold for human consumption, limited sale of E85.

4.           Risk of Loss.  RPMG shall be responsible for and shall bear the risk of loss of (subject to the terms of this Agreement) all ethanol marketed for Member by RPMG from the from the time the product crosses the loading flange the Facility in either a railcar and/or tank track, provided that RPMG shall be responsible for and shall bear the risk of loss for ethanol shipped by unit train from the time that RPMG receives the shipping documentation for the unit train and the unit train is completed and ready to be released to the railroad.

5.             Specific Marketing Tasks.  RPMG shall be responsible for and shall have complete discretion in the marketing, sale and delivery of all fuel grade ethanol produced by the Facility during the term of this Agreement, including, but not limited to:

•                                          Scheduling sufficient railcar, tank trucks and other transport;

•                                          Negotiating the rates and tariffs to be charged for delivery of production to the customer;

•                                          Promoting and advertising the sale of ethanol;

•                                          Tracking delivery;

•                                          Negotiation of all purchase agreements with consumers and any complaints in connection therewith;

•                                          Accounting for all sales and related expenses and collection of accounts, including any legal collection procedures as may be necessary; and

•                                          Hedging long and short ethanol positions for the benefit of all member participants and non-member participants in the Corridor Marketing Model

6.             Negotiation of Ethanol Price.  RPMG will use commercially reasonable efforts to obtain the best price for all ethanol sold by it subject to the terms of this Agreement, but shall have complete discretion to fix the price, terms and conditions of the sale of Member’s ethanol production.

7.             Ethanol Marketing.  RPMG shall market the ethanol production of Member under the Corridor Netback Model arrangement maintained by RPMG for some of its LLC members and other non-member participants. Under such arrangement, RPMG will market the aggregate production of the LLC member participants and other contracting non-member participants in the Corridor Netback Model to customers. Member shall furnish estimates of production to RPMG as hereinafter provided and based on such estimates and the estimated production of all other participants, RPMG shall contract for the sale of such estimated production. Determination of Member’s share of net revenue, allocation of expenses and payment to Member shall be made by RPMG according to the Corridor Netback Model as described below.

(a) Corridor Netback Model.  Attached hereto as Appendix 1 is a model (the “Corridor Netback Model”) of the netback formula to be used in calculating netback payments to Member and other LLC members and non-member participants in the Corridor Netback Model for all ethanol sold by RPMG on behalf of Member, all other LLC member participants and non-member participants in the Corridor Netback Model (the “Netback Price”). The Corridor Netback Model includes components that will be fixed on a quarterly basis and are shaded in yellow in Appendix 1 (the “Fixed Components”) and components that will vary through the quarter and are shaded in green in Appendix 1 (the “Variable Components”). Changes to the Corridor Netback Model to reflect changing economic circumstances may be made by management of RPMG and Appendix 1 attached hereto shall be updated and revised accordingly.

(b)             Quarter Model.  The Fixed Components and Variable Components of the Corridor Netback Model shall be reviewed and updated quarterly by RPMG management with changes made based upon the prevailing and expected market conditions (the “Quarter Model”). RPMG management shall present the Quarter Model to all LLC member participants and non-member participants in the Corridor Netback Model prior to the beginning of each fiscal quarter. Except as provided below, the Quarter Model shall be final and binding on all LLC member participants and non-member participants in the Corridor Netback Model. The Variable Components of the Quarter Model shall be adjusted by RPMG management monthly throughout the quarter to reflect updated estimates and actual inputs for such Variable Components in order to arrive at the Estimated Netback Price and Actual Netback Price as defined below.

(c)             The Corridor Committee.  If Member disagrees with a decision of RPMG management, the Corridor Netback Model or the Quarter Model presented by RPMG management, it may within fifteen (15) days after the effective date of the Quarter Model, appeal by written notice the decision to the Corridor Committee who shall approve or modify the decision of RPMG management or approve or modify the Corridor Netback Model or Quarter Model by a majority vote of all the members of the Corridor Committee, which shall be delivered in a written response to Member within fifteen (15) days of the written notice of appeal. The Corridor Committee shall consist of at least one representative from each of the primary corridor markets as determined based on delivery destination in the Corridor Netback Model. The members of the LLC of each of the primary corridor markets as determined based on delivery destination in the Corridor Netback Model shall elect a Corridor Committee member representative annually, provided that if a Corridor Committee member is no longer a member of the primary corridor market in which he or she was elected to represent he or she shall no longer serve as a Corridor Committee member and the representatives of such primary corridor market shall elect a new Corridor Committee member representative. Any modification in the Corridor Netback Model or Quarter Model approved by the Corridor Committee shall be promptly presented to all LLC member participants and non-member participants in the Corridor Netback Model.

(d)             Appeal.  If Member disagrees with a decision of the Corridor Committee, it may within fifteen (15) days after the decision of the Corridor Committee, appeal the decision by written notice to the LLC Board of Governors who shall approve or modify the decision of the Corridor Committee by a majority vote of all the members of the Board that represent LLC members participating in the Corridor Netback Model. The decision of the Board of Governors shall be final and binding and shall be retroactive to the first day of the fiscal quarter that is the subject of the appeal.

(e)             Payment of the Estimated Netback Price.  Each calendar month, RPMG shall estimate for Member (in good faith) the Netback Price per gallon of all ethanol that RPMG has committed to sell to its customers through operation of the Quarter Model by making adjustments to the Variable Components of the Quarter Model to reflect anticipated market conditions and expenses in the upcoming month (the “Estimated Netback Price”). RPMG, on a weekly basis, will calculate and pay Member on an average net 10-day basis (e.g. payment on Wednesday shall be for ethanol delivered during the seven-day period ending on the previous Wednesday) an amount equal to the Estimated Netback Price for the preceding week multiplied by the number of gallons of ethanol delivered by Member to RPMG for the period, provided that payments to Member for ethanol shipped by unit train shall be made within two (2) business days of the unit train being completed and ready to be released to the railroad.

(f)              Reconciliation to the Actual Netback Price.  At the end of each calendar month, promptly after the information necessary to calculate the Netback Price becomes available, RPMG will calculate the actual Netback Price for the preceding month under the Quarter Model by adjusting the Variable Components to reflect the actual selling price for all ethanol sold during the month and the actual expenses incurred during the period (the “Actual Netback Price”). Within fifteen days after the end of each month, RPMG shall furnish to Member a reconciliation of the Estimated Netback Price to the Actual Netback Price for the preceding month. If the Estimated Netback Price paid to Member exceeded the Actual Netback Price, Member will refund to RPMG the overpayment within ten (10) days after receipt of the reconciliation. On the other hand, if the Estimated Netback Price paid was less than the Actual Netback Price owed to Member, then RPMG will pay Member the additional amount owed to Member within ten (10) days after the completion of the reconciliation. In lieu of Member directly refunding any amounts to RPMG by separate payment, and RPMG directly refunding any amounts to Member by separate payment, under this Section 7 the parties may offset or apply the such amounts to subsequent payments.

(g)             Adjustments Outside of Corridor Netback Model. Member shall be charged monthly directly through a reduction in the Netback Price for any demurrage charges incurred by RPMG for railcars located at Member’s Facility and other direct distribution expenses that result from actions taken by Member and that are not reflected in the Quarter Model.

(h)             Audit.  Within ninety (90) days following the end of RPMG’s fiscal year end, Member shall have the right to inspect the books and records of RPMG for the purpose of auditing calculations of the aggregate netback paid to member participants and non-member participants in the Corridor Netback Model for the preceding year. Member shall give written notice to RPMG of its desire to conduct an audit and RPMG shall provide reasonable access to all financial information necessary to complete such audit. The audit shall be conducted by an accounting firm agreeable to both parties and shall be completed within 45 days after the completion of RPMG’s annual audit, but no later than 150 days following RPMG’s fiscal year. The cost of the audit shall be the responsibility of Member unless the auditor determines that RPMG underpaid Member by more than 3% for the period audited, in which case RPMG shall pay the cost of the audit. If the auditor determines that RPMG underpaid Member, RPMG shall promptly pay such underpayment to Member and if the auditor determines that RPMG overpaid Member, Member shall promptly pay the overpayment to RPMG. The determination of the auditor shall be final and binding on both parties. If Member fails to exercise its right to audit as provided in this Section 7 for any year, it shall be deemed to have waived any claim to dispute the actual Netback for such year.

8.           Estimated 12-Month Volume.  As of the Effective Date Member will provide RPMG with Member’s best estimate of its anticipated monthly ethanol production for the next twelve (12) months to assist RPMG in developing appropriate marketing strategies for the ethanol to be produced by Member.

9.           Updated Monthly Volume Estimates,  On or before the first day of each month after the Effective Date, Member will provide RPMG with its updated best estimate of Member’s anticipated monthly ethanol production for each of the next twelve (12) months, so that RPMG will have rolling ethanol production estimates from Member for each of the next twelve (12) months during the entire time that this Agreement is in effect. RPMG shall be entitled to rely upon such estimates in marketing and selling the ethanol production of all member and non-member participants. From time to time RPMG may enter into forward contracts to sell estimated production beyond the 12-month period covered by the estimated production of Member. Any such commitment will be based on market conditions and projected production based on all member and non-member participants estimated and historical production. Member acknowledges that such commitments are in the best interest of all member and non-member participants and RPMG may rely on Member’s continued production beyond the 12 month estimates for such purpose. RPMG shall provide Member with a schedule of committed production at least monthly.

10.         Obligation to Deliver after Termination. Notwithstanding termination of this Agreement, Member shall be obligated to deliver to RPMG for marketing by RPMG in accordance with this Agreement, the estimated production of Member for the twelve (12) months following termination of this Agreement and Member’s percentage of any committed production beyond such twelve (12) month period based upon Member’s average monthly percentage contribution to the total production for the preceding 12 months.

11.         Ethanol Shortage/Open Market Purchase.  If Member is unable to deliver its estimated monthly ethanol production and if as a consequence of the non-delivery and in order to meet its sale obligations to third parties, RPMG is required to purchase ethanol in the marketplace, RPMG may purchase ethanol in the marketplace at such reasonable price and in such reasonable quantity as is required to meet its delivery obligations; provided, however, that prior to making such purchases RPMG shall communicate the terms and conditions of such purchases to Member and Member shall have the right to meet such terms and conditions. If Member is unable or unwilling to deliver the required ethanol on such terms and conditions, RPMG may complete the purchase. If it does so, and as a result thereof incurs a financial loss, Member will reimburse RPMG for any such loss or RPMG may elect to set off such financial loss against future payments to Member over a period not to exceed twenty four (24) months.

12.         No “Take or Pay”.  The parties agree that this is not a “take or pay contract” and that RPMG’s liability is limited to payment for ethanol delivered by Member pursuant to this Agreement.

*** Confidential material redacted and filed separately with the Commission.

13.         Term.  The term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided in Section 14.

14.         Termination.  This Agreement may be terminated under the circumstances set out below.

(a)             Termination of Membership.  This Agreement shall automatically terminate when Member ceases to be a member of LLC.

(b)             Termination for Intentional Misconduct.  If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.

(c)             Termination for Uncured Breach.  If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to market and distribute ethanol as required by this Agreement. If the breach involves a failure to market and distribute ethanol as required by this Agreement, then the breaching party will have five (5) days after receiving the written notice to cure the breach. If the breaching party does not cure any breach within the applicable cure period, then the non-breaching party will have the right to terminate this Agreement immediately.

(d)             Member Insolvency, etc.  RPMG may terminate this Agreement if Member becomes insolvent, has a receiver appointed over its business or assets and such receiver is not discharged within 30 days, files a petition in bankruptcy or has a petition in bankruptcy filed against it which, in either case, is not dismissed within 30 days, or ceases to produce ethanol for 30 days or more.

(e)               Termination by Mutual Written Agreement.  This Agreement may also be terminated upon any terms and under any conditions which are mutually agreed upon in writing by the parties.

(f)              Termination by Member.  Member may terminate this Agreement for any reason upon at least one (1) year’s advance notice to RPMG.

15.           Effect of Termination.  The termination of this Agreement shall constitute a Triggering Event (as defined in LLC’s Member Control Agreement) requiring LLC to redeem all of Member’s interest in RPMG. In addition, upon termination, Member shall accept assignment of the lease or leases for the number of railcars determined as follows:

Railcars to be assigned on termination	=	Production x Percentage of Rail
*** x Average Turn Time

Production = the total of Member’s last six months of full production

Percentage of Rail = the average actual percentage of rail shipments from Member’s plant in the last six months

Average turn times = the average turn time of Member’s railcars for the last six months based on the number of days it takes a railcar to cycle from Member’s plant and back to Member’s plant with a 30-day cycle equal to 1 turn, a 15-day cycle equal to 1.5 turns, and a 45-day cycle equal to 0.5 turns.

The term and cost of the lease shall equal the average term and price of the current RPMG fleet. If the lessor refuses to consent to such assignment, Member will sublet such railcars from RPMG and hold RPMG harmless for any claim or loss with respect thereto.

16.         Licenses and Permits; Records.  Member at all times shall have and maintain all of the licenses and permits necessary to construct and operate the Facility. Member shall comply with all laws, regulations, rules and requirements of governmental authorities, including but not limited to the Renewable Fuels Standard of RINS reporting. In addition, Member shall establish record keeping and reporting systems compatible with the RPMG load out reporting system, currently ETS and AccuLoad III.

17.         Good and Marketable Title.  Member represents that it will have good and marketable title to all of the ethanol marketed for it by RPMG and that said ethanol will be free and clear of all liens and encumbrances.

18.         Subordination.  In order to satisfy the payment obligations in Section 7 of this Agreement, RPMG may be required to obtain working capital from financing resources. Member agrees and acknowledges that the payment terms in this Agreement are a benefit to Member and agrees that it will subordinate its right to payment hereunder to the rights of any lender providing working capital to RPMG, provided that all members of LLC are required to agree to such subordination. Member shall execute such subordination agreement and other documents as may be necessary to evidence this undertaking.

19.         Independent Contractor.  Nothing contained in this Agreement will make RPMG the agent of Member for any purpose whatsoever. RPMG and its employees shall be deemed to be independent contractors with full control over the manner and method of performance of the services they will be providing on behalf of Member under this Agreement.

20.           Samples.  Member will take and retain for a minimum of 60 days at least 2 samples of product per day at the point of delivery. At the request of RPMG, Member agrees to provide RPMG with samples of its ethanol produced at the Facility so that it may be tested for product quality on a regular basis.

21.           Insurance.  During the entire term of this Agreement, Member will maintain insurance coverage. At a minimum, Member’s insurance coverage must include:

(a)             Commercial general product and public liability insurance, with liability limits of at least $5 million in the aggregate;

(b)             Property and casualty insurance adequately insuring its production facilities and its other assets against theft, damage and destruction on a replacement cost basis;

(c)             Workers’ compensation insurance to the extent required by law; and

 (d)             RPMG shall be added as an additional insured under the commercial general product and public liability insurance policy and the property and casualty insurance policy.

Member will not change its insurance coverage during the term of this Agreement if such change results in a failure to maintain the minimums set out above, and the policies shall provide that they may not be cancelled or terminated without at least 30 days prior written notice to RPMG.

22.           Indemnification and Hold Harmless - Member.  If a third party makes a claim against RPMG or any person or organization related to it as the result of the actions or omissions of Member or any person or organization related to Member including, but not limited to, claims relating to the quality of ethanol produced by Member or the performance of its obligations under this Agreement, Member shall indemnify RPMG and its related persons and organizations and hold them harmless from any liabilities, damages, costs and/or expenses, including costs of litigation and reasonable attorneys fees which they incur as a result of any such claims.

23.           Indemnification and Hold Harmless - RPMG.  The indemnification obligations of the parties under this Agreement will be mutual and RPMG, therefore, makes the same commitment to indemnify Member and its related persons or organizations to the extent any claim is made against Member or its related person arising out of any action or omission of RPMG.

24.           Survival of Terms/Dispute Resolution.  All representations, warranties and agreements made in connection with this Agreement will survive the termination of this Agreement. The parties will, therefore, be able to pursue claims related to those representations, warranties and agreements after the termination of this Agreement, unless those claims are barred by the applicable statute of limitations. Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement. This means that the parties may pursue those claims even after the termination of this Agreement, unless applicable statutes of limitation bar those claims. The parties agree that should a dispute between them arise in connection with this Agreement, the parties will complete, in good faith, attempt to mediate the dispute prior to the filing of any action in any court. Such mediation session shall occur at a place that is mutually agreeable, and shall be conducted by a mediator to be selected by mutual agreement of the parties.

25.           Choice of Law.  This Agreement shall be governed by, interpreted under and enforced in accordance with Minnesota law, without regard to conflicts of law principles.

26.         Assignment.  Neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent will not be unreasonably withheld. Member shall be entitled to grant a security intent in its rights under this Agreement solely for financing purposes.

27.         Entire Agreement.  This Agreement constitutes the entire agreement between the parties covering everything agreed upon or understood in the transaction and supersedes any other preexisting Agreement between the parties with respect to the same subject matter. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties, except as expressed in this Agreement. No change or addition shall be made to this Agreement except by a written document signed by all parties hereto.

28.           Execution of Counterparts.  This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts, each of such counterparts being deemed by the parties to be an original instrument; and all of such counterparts, taken together, shall be deemed to constitute one and the same instrument.

29.           Duplicate Counterpart Includes Facsimile.  The parties specifically agree and acknowledge that a duplicate hereof shall include, but not be limited to, a counterpart produced by virtue of a facsimile (“fax”) machine or a .pdf copy.

30.           Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and there respective heirs, personal representatives, successors and assigns.

31.           Confidential Information.  The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 31.

(a)               Definition of Confidential Information.  For purposes of this Agreement, the term “Confidential Information” will mean information related to the business operations of Member or RPMG that meets all of the following criteria:

(i)            The information must not be generally known to the public and must not be part of the public domain;

(ii)           The information must belong to the party claiming it is confidential and must be in that party’s possession;

(iii)          The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party’

(iv)          Written information must be clearly designated in writing as “Confidential Information” by the party claiming it is confidential before it is disclosed to the other party, except that all information about costs and prices will always be considered Confidential Information under this Agreement without the need for specifically designating it as such; and

(v)           Verbal Confidential Information which is disclosed to the other party must be summarized in writing, designated in writing as “Confidential Information” and transmitted to the other party within ten (10) days of the verbal disclosure.

(b)              Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose other than to perform its obligations under this Agreement.

(c)               The Duty not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential Information about each other to any person or organization, other than their respective legal counsel and accountants, without first getting written consent to do so from the other party. Notwithstanding the foregoing, if a party or anyone to whom such party transmits Confidential Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, SEC filings or administrative proceedings) in connection with any proceeding, to disclose any Confidential Information, such party will give the disclosing party prompt written notice of such request or requirement so that the disclosing party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the receiving party will cooperate with the disclosing party to obtain such protective order. The fees and costs of obtaining such protective order, including payment of reasonable attorney’s fees, shall be paid for by the disclosing party. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the relevant provisions of this Agreement, the receiving party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the opinion of legal counsel, is legally required to be disclosed, and upon the disclosing party’s request, use commercially reasonable efforts to obtain assurances that the confidential treatment will be accorded to such information. This will be the case both while this Agreement is in effect and for a period of five (5) years after it has been terminated.

(d)              The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of five (5) years after it has been terminated.

(e)               Protection of the Confidential Information.  Each party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.

(f)               Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.

32.           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or mailed by first class mail postage prepaid, addressed as follows:

TO:         RPMG, Inc.

1157 Valley Park Drive South, Suite 100

Shakopee, MN 55379

With a copy to:

TO:         Member

With a copy to:

[Intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first written above.

RPMG, INC.

By:	/s/ Steven L. Dietz
Its	COO

MEMBER:

By:	/s/ Walter Wendland
Its:	President/CEO

*** Confidential material redacted and filed separately with the Commission.

APPENDIX 1

See attached Corridor Netback Model as of April 1, 2010

***